Exhibit 10.19
AMENDED AND RESTATED
SEVERANCE AND CHANGE IN CONTROL AGREEMENT
     This Amended and Restated Severance and Change in Control Agreement (the “Agreement”) is made and entered into effective as of February 6, 2011, (the “Effective Date”), by and between Anadys Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Stephen T. Worland, Ph.D. (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. From and following the Effective Date, this Agreement shall replace and supersede that certain Amended and Restated Severance and Change in Control Agreement between Executive and the Company entered into as of March 3, 2008 (the “Prior Agreement”).
Recitals
     Whereas, Executive and the Company are currently parties to the Prior Agreement that is superseded and replaced in its entirety by this Agreement; and
     Whereas, the Company desires to continue to employ Executive to provide personal services to the Company in that capacity, and wishes to provide Executive with certain severance benefits in return for his services, and Executive wishes to be so employed and to receive such benefits; and
     Whereas, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s severance benefits;
     Now, Therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
Agreement
     1. Employment.
               1.1 Loyalty; At Will Employment. During the Executive’s employment by the Company, the Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties as an officer of the Company unless otherwise approved in writing by the Board of Directors or a committee of the Board of Directors. Executive’s employment with the Company is at will and not for any specified period and may be terminated at any time, with or without cause, by either Executive or Company, subject to the provisions of Sections 3 and 4 below.
               1.2 Termination of Obligations. In the event of the termination of the Executive’s employment with the Company, the Company shall have no obligation to pay Executive any base salary, bonus or other compensation or benefits, except as earned prior to the date of termination or as provided in Section 3 or for benefits due to the Executive (and/or the Executive’s dependents) under the terms of the Company’s benefit plans. To the extent

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permitted by applicable laws, the Company may offset any amounts Executive owes it or its subsidiaries against any amount it owes Executive pursuant to Section 3.
               1.3 The term of this Agreement shall begin on the Effective Date and shall continue until Executive’s employment with the Company is terminated for any reason.
     2. Definitions.
          For purposes of this Agreement, the following terms shall have the following meanings:
               2.1 Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events:
               (i) the Executive’s willful or negligent failure, as determined in good faith by the Company’s Board of Directors, to satisfactorily perform the Executive’s assigned duties with the Company, or any successor thereof, in the best interests of the Company and as directed by the Company’s Board of Directors (except for the failure resulting from Executive’s incapacity due to Complete Disability, or any such actual or anticipated failure resulting from a Good Reason termination), which is not corrected within thirty (30) days of Executive receiving notice of such failure from the Company specifying in reasonable detail the nature of such failure;
               (ii) the Executive’s commission of a willful act that materially injures the business of the Company;
               (iii) the Executive’s conviction of a felony involving moral turpitude; and
               (iv) the Executive’s engaging or in any manner participating in any activity that is directly competitive with or injurious to the Company or any of its affiliates or which violates any material provisions of the Executive’s Agreement for Employees dated March 22, 2001 (“Proprietary Information and Inventions Agreement”) with the Company.
               2.2 Change in Control. For purposes of this Agreement, “Change in Control” means:
               (i) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of ownership held by a person, entity or group exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur

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(but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, a person, entity or group becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such person, entity or group over the designated percentage threshold, then a Change in Control shall be deemed to occur;
               (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or
               (iii) there is consummated a sale or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.
               2.3 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.
               2.4 Good Reason. “Good Reason” means that Executive voluntarily terminates employment with the Company (A) after (1) any of the following are undertaken without Cause and without Executive’s express written consent; (2) Executive notifies the Company in writing, within thirty (30) days after the occurrence of one of the following events, which notice specifies the condition giving rise to a right to resign for Good Reason and that Executive intends to terminate his employment no earlier than thirty (30) days after the Company’s receipt of such notice; and (3) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does

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not intend to attempt to cure such condition; and (B) such voluntary termination occurs within ten (10) days following the end of the period within which the Company was entitled to remedy the condition giving rise to a right to resign for Good Reason but failed to do so:
               (i) a material adverse change in the nature or scope of Executive’s job responsibilities;
               (ii) the relocation (or demand for relocation) of Executive’s place of employment to a point more than thirty (30) miles from Executive’s then current place of employment;
               (iii) a material reduction in the annual base compensation paid to Executive; or
               (iv) in the case of a Change of Control, the failure to be offered comparable employment with the successor entity, provided that “comparable employment” shall mean employment with job responsibilities not violative of Section 2.4(i), base salary in an amount not violative of Section 2.4(iii), and at a business office the location of which is not violative of Section 2.4(ii).
               2.5 Integration. The parties acknowledge that the definition of “for Cause” contained within this Agreement may differ from the definitions of “for Cause” contained within Executive’s stock option agreement or agreements. The Parties agree that unless it is determined that Executive shall be terminated for “Cause” as defined in this Agreement, there shall be no termination for “Cause” under any of Executive’s stock option agreements or other equity award agreements. Therefore, unless otherwise expressly provided such equity award agreement, the definition of “Cause” in this Agreement shall supersede and replace in its entirety any definition of “Cause” that may be included in Executive’s equity award agreements.
     3. Compensation Upon Termination.
          3.1 Death Or Complete Disability. If the Executive’s employment with the Company is terminated as a result of death or Complete Disability, the Company shall pay to Executive, and/or Executive’s heirs, the Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement.
          3.2 With Cause or Without Good Reason. If the Executive’s employment with the Company is terminated by the Company for Cause or if the Executive terminates employment with the Company without Good Reason, the Company shall pay the Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.
          3.3 Without Cause or for Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, and Executive signs the Release and Waiver of Claims as set forth as

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Exhibit A or such other form of release as the Company may require in order to comply with applicable laws (the “Release”) on or within the time period set forth therein, but in no event later than forty-five (45) days after Executive’s termination date, and allows such Release to become effective in accordance with its terms, then Executive will receive the following benefits:
               (i) the equivalent of twelve (12) months of the Executive’s Base Salary (as defined herein), less standard deductions and withholdings, which shall be paid in a single lump sum within five (5) days after the effective date of the Release. For all purposes of this Agreement, “Base Salary” shall mean Executive’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the termination, and prior to any reduction in base salary that would permit the Executive to voluntarily terminate employment pursuant to Section 2.4(iii).
               (ii) If Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Executive’s termination, the Company will pay the Executive’s COBRA group health insurance premiums for the Executive and his eligible dependents for a period of twelve (12) months following the effective date of the Release (the “COBRA Payment Period”); provided, however, that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. Executive is required to immediately notify the Company in writing of any such enrollment. For purposes of this Section 3.3(ii), references to COBRA premiums shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan.
     Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Payment Period, or (ii) the date Executive voluntarily enrolls in a health insurance plan offered by another employer or entity.
               (iii) The Company will make available to Executive, upon Executive’s request, executive outplacement services provided by a reputable outplacement firm for a period of six (6) months following the effective date of the Release. The Company will assume the cost of all such outplacement services.

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               (iv) As of the effective date of the Release, all of the outstanding equity awards that Executive holds and which were granted to Executive within one year prior to Executive’s termination date shall accelerate and vest in accordance with the vesting schedule applicable to such equity award as if Executive had provided 12 months of vesting service as of Executive’s termination date and, together with all other vested equity awards which Executive holds, if applicable, will remain exercisable until the earlier of: (i) fifteen (15) months following Executive’s termination date, (ii) ten (10) years from the original grant date, (iii) the original maximum term of such equity award, or (iv) the effective date of a Change in Control in which such awards will terminate and not be assumed by the successor or acquiring entity. In addition, all of Executive’s outstanding restricted stock and other equity awards which Executive holds as of the termination date and which were granted to Executive within one year prior to Executive’s termination date shall accelerate and vest as of the effective date of the Release, in accordance with the vesting schedule applicable to such equity awards as if Executive had provided 12 months of vesting service as of Executive’s termination date.
          3.4 Additional Change in Control Related Severance Benefits. In the event that Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason within the six (6) month period immediately preceding or the twenty-four (24) month period immediately following a Change in Control of the Company, then subject to the Executive’s delivery to the Company of an effective Release as required pursuant to Section 3.3, in addition to the severance benefits provided to Executive under Section 3.3(i), 3.3(ii) and 3.3(iii) above, the Executive shall also be entitled to the following benefits:
               (i) The greater of: (A) Executive’s last annual bonus amount that had been paid under the Anadys Pharmaceuticals, Inc. Executive Officer Bonus Plan or any successor bonus plan (the “Bonus Plan”), or (B) the last annual target bonus amount that was in effect under the provisions of the Bonus Plan preceding Executive’s termination date, (such greater amount is the “Bonus Payment”). The Bonus Payment shall be subject to all standard deductions and withholdings and shall be paid in a single lump sum within five (5) days after the later of (A) the effective date of the Release, or (B) the effective date of the Change in Control (if Executive’s termination occurs prior to the Change in Control); and
               (ii) Full accelerated vesting of all unvested shares subject to any outstanding stock options, restricted stock or other equity awards then held by Executive, such that all shares shall be vested and fully exercisable as of the effective date of the Release, or if later, the effective date of the Change in Control (if Executive’s termination occurs prior to the Change in Control). In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Executive’s equity award agreements, following any termination of Executive’s employment that is without Cause or for Good Reason, none of Executive’s equity awards shall terminate with respect to any vested or unvested portion subject to such award before the later of (A) six (6) months following such termination, or (B) the effective date of the Release.

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     4. Tax Compliance
               4.1 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and to the maximum extent such exemptions are available, the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, to the extent such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
               4.2 Parachute Payment. If any payment or benefit Executive would receive pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
     In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
     The Company shall engage a nationally recognized accounting or consulting firm to perform the foregoing calculations. If the firm so engaged by the Company is serving as

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accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint another nationally recognized accounting or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.
     The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. If the firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon Executive and the Company.
     5. Company Property. All documents, records, apparatus, equipment and other physical property that is furnished to or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, as a condition of receiving benefits under this Agreement, he shall return all such property (whether or not it pertains to “Proprietary Information” as defined in the Proprietary Information and Inventions Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property.
     6. Other Terminations. Notwithstanding anything to the contrary set forth herein, the Executive is not eligible for severance benefits under this Agreement if (i) the Executive is terminated within thirty (30) days following the Executive’s refusal to accept an offer of comparable employment by any successor to the Company or an affiliate thereof (provided that “comparable employment” shall mean employment with job responsibilities not violative of Section 2.4(i), base salary in an amount not violative of Section 2.4(iii), and at a business office the location of which is not violative of Section 2.4(ii)); (ii) the Executive terminates employment in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate, (iii) the Executive does not satisfy the conditions for receipt of benefits as set forth in Sections 3.3 and 5 of this Agreement; or (iv) the Executive’s employment terminates due to death, Complete Disability or any other reason other than a termination without Cause or for Good Reason.
     7. Acknowledgement. Executive hereby acknowledges that Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.
     8. General. This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California. This Agreement supersedes and replaces any other agreement between Executive and the Company regarding severance benefits and/or compensation upon termination of

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employment, including but not limited to the Prior Agreement, and cannot be amended or modified except by written agreement between Executive and the Company. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
     In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Anadys Pharmaceuticals, Inc.
/s/ Marios Fotiadis
By: Marios Fotiadis
Its: Chairman, Compensation Committee

EXECUTIVE:
/s/ Stephen T. Worland
Stephen T. Worland, Ph.D.

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EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
     In consideration of the payments and other benefits set forth in the Amended and Restated Severance and Change in Control Agreement dated February 6, 2011 to which this form is attached, I, Stephen T. Worland, Ph.D., hereby furnish Anadys Pharmaceuticals, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).
     In exchange for the consideration provided to me by the Amended and Restated Severance and Change in Control Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations (excluding indemnification obligations and rights under the Company’s directors and officers insurance policies) both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

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     I acknowledge that, among other rights, I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an Employee of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised by this writing, as required by the Older Workers Benefit Protection Act, that: (A) my release and waiver granted herein does not relate to claims under the ADEA that may arise after the date I execute this Release and Waiver; (B) I should consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so), (C) I have twenty-one (21) days to consider this Release and Waiver (although I may choose to voluntarily execute this Release and Waiver earlier); (D) I have seven (7) days following the execution of this Release and Waiver to revoke the Release and Waiver; and (E) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised.
     If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).
     I acknowledge my continuing obligations under my Agreement for Employees dated March 22, 2001 (“Proprietary Information and Inventions Agreement”), which is attached hereto. Pursuant to my Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.
     This Release and Waiver, including the Proprietary Information and Inventions Agreement attached hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: __________________	By: ________________________

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